UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2015

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

As previously disclosed, in 2010 Classmates, Inc. (“Classmates”), a subsidiary of United Online, Inc. (the “Company”), and Florists’ Transworld Delivery, Inc. and FTD.COM Inc. (collectively, the “FTD Parties”), then subsidiaries of the Company, received subpoenas from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, respectively. These subpoenas were issued on behalf of a Multistate Work Group that consists of the Attorneys General for the following states: Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, Nebraska, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, Washington and Wisconsin (the “Multistate Work Group”).  In that regard, on or about May 22, 2015, Classmates and the FTD Parties entered into settlement agreements with each member of the Multistate Work Group with respect to certain post-transaction sales practices in which these companies previously engaged with certain third-party vendors and certain auto-renewal practices of Classmates.  Under the terms of the settlement agreements, Classmates and the FTD Parties denied all wrong-doing and agreed to certain injunctive relief and to two areas of monetary relief: (1) a payment from Classmates and the FTD Parties in the aggregate amount of $8 million to be distributed amongst the states in the Multistate Work Group (with approximately $5.18 million to be paid by Classmates and approximately $2.82 million to be paid by the FTD Parties); and (2) Classmates funding a $3 million restitution program covering eligible consumers in the states in the Multistate Work Group, with any restitution not paid to consumers being paid to such states. The settlement agreements do not include any fines or penalty payment provisions.

The amounts for the foregoing matter are fully consistent with the amounts disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The Classmates portion of the payments described above relating to the settlement agreements is expected be paid by Classmates in the second quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2015	UNITED ONLINE, INC.

	By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer